Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-263034

Thermo Fisher Scientific Inc.

$600,000,000 4.800% Senior Notes due 2027 (the “2027 Notes”)
$600,000,000 4.950% Senior Notes due 2032 (the “2032 Notes”)

November 14, 2022

Pricing Term Sheet

Issuer:	Thermo Fisher Scientific Inc.
Securities:	4.800% Senior Notes due 2027 4.950% Senior Notes due 2032
Expected Ratings (Moody’s / S&P / Fitch)*:	A3 (Stable) / A- (Stable) / BBB+ (Stable)
Aggregate Principal Amount:	2027 Notes: $600,000,000 2032 Notes: $600,000,000
Stated Maturity Date:	2027 Notes: November 21, 2027 2032 Notes: November 21, 2032
Issue Price:	2027 Notes: 99.960% of the principal amount 2032 Notes: 99.797% of the principal amount
Coupon (Interest Rate):	2027 Notes: 4.800% per annum 2032 Notes: 4.950% per annum
Yield to Maturity:	2027 Notes: 4.809% 2032 Notes: 4.976%
Benchmark Treasury:	2027 Notes: UST 4.125% due October 31, 2027 2032 Notes: UST 4.125% due November 15, 2032
Benchmark Treasury Price and Yield:	2027 Notes: 100-16+ / 4.009% 2032 Notes: 102-01+ / 3.876%
Spread to Benchmark Treasury Yield:	2027 Notes: +80 basis points 2032 Notes: +110 basis points
Interest Payment Dates:	May 21 and November 21 of each year, beginning on May 21, 2023
Make-Whole Call:	2027 Notes: +15 basis points (prior to October 21, 2027) 2032 Notes: +20 basis points (prior to August 21, 2032)
Par Call:	2027 Notes: On or after October 21, 2027 2032 Notes: On or after August 21, 2032
CUSIP / ISIN:	2027 Notes: 883556 CT7 / US883556CT77 2032 Notes: 883556 CU4 / US883556CU41
Trade Date:	November 14, 2022
Settlement Date:
November 21, 2022 (T+5); under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to the Settlement Date will be required, by virtue of the fact that the notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Concurrent Offering
Earlier today, the Issuer priced €500,000,000 aggregate principal amount of its 3.200% Senior Notes due 2026 and €750,000,000 aggregate principal amount of its 3.650% Senior Notes due 2034 (the “concurrent offering”). The concurrent offering is being made by means of a separate prospectus supplement and not by means of the prospectus supplement to which this pricing term sheet relates. This communication is not an offer of any securities of the Issuer other than the notes to which this pricing term sheet relates. The concurrent offering may not be completed, and the completion of the concurrent offering is not a condition to the completion of the offering of the notes to which this pricing term sheet relates.

Trustee:	The Bank of New York Mellon Trust Company, N.A.
Joint Book-Running Managers:
BofA Securities, Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Barclays Capital Inc.
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:
Academy Securities, Inc.
AmeriVet Securities, Inc.
BNY Mellon Capital Markets, LLC
ING Financial Markets LLC
KeyBanc Capital Markets Inc.
Loop Capital Markets LLC
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
Roberts & Ryan Investments, Inc.
R. Seelaus & Co., LLC
SMBC Nikko Securities America, Inc.
Scotia Capital (USA) Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Credit ratings are subject to change depending on financial and other factors.

The offering is being made pursuant to an effective registration statement on Form S-3 (including a prospectus) filed with the U.S. Securities and Exchange Commission (the “SEC”).  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement related to the offering and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the joint book-running managers can arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.